EXHIBIT 10.2

One Belvedere Place, Suite 300
Mill Valley, CA 94941
Phone: 415.389.7373
Fax: 415.381.1773

August 8, 2017
Dashiell I. Robinson
Brooklyn, NY 11201

Re: Additional Employment Terms

Dear Mr. Robinson ,

On behalf of Redwood Trust, Inc. (the “Company”), we look forward to having you join the Company as Executive Vice President on or prior to October 16, 2017 (with the date you actually commence employment with the Company being referred to herein as the “Hire Date”). This letter agreement sets out certain terms of your employment with the Company, and are in addition to those set forth in the Employment Agreement entered into between you and the Company on the date hereof (the “Employment Agreement”).

1.    Relocation Allowance. The Company will assist you with the cost related to your relocation by providing you with a cash payment of $250,000 (the “Relocation Allowance”). The Relocation Allowance will be paid to you within 15 days following the Hire Date (and will be reported as ordinary income to you for income tax purposes), and is intended to cover all of your house hunting trips, moving expenses, and any other travel to the San Francisco Bay Area or other expense relating to your move or your preparation for your role as Executive Vice President. However, you will not be required to document use of the Relocation Allowance and the Relocation Allowance will be retained by you even if your actual relocation expenses are less than the Relocation Allowance.

2.    Minimum 2017 Year-End Cash Bonus. As described in the Employment Agreement, you will be eligible to receive an annual bonus while you are employed by the Company. Notwithstanding anything to the contrary contained in the Employment Agreement, you and the Company agree that your 2017 annual bonus will be at least $1,000,000 in cash (the “2017 Year-End Cash Bonus”), provided that payment will be subject to your continued employment with the Company through the designated distribution date (currently anticipated to be on or about February 28, 2018). Notwithstanding the foregoing, the immediately following clauses (i) and (ii) apply to the 2017 Year-End Cash Bonus:

(i)    Paid in Event of Termination Without Cause or Quit For Good Reason. For the avoidance of doubt, if your employment terminates, prior to the designated distribution date for the 2017 Year-End Cash Bonus, due to a termination by the Company without “Cause” or by you for “Good Reason” (each as defined in the Employment Agreement) you will, nonetheless, be paid the 2017 Year-End Cash Bonus subject to your timely execution and non-revocation of a general release of claims against the Company substantially in the applicable form attached to the Employment Agreement (the “Release”). In such an event, the 2017 Year-End Cash Bonus will be paid on the date on which annual bonuses are paid to the Company’s senior executives generally for 2017, but in no event later than March 15, 2018.

(ii)    Guaranteed in Event of Death/Disability. For the avoidance of doubt, if your employment terminates prior to the designated distribution date for the 2017 Year-End Cash Bonus due to death or Disability (as defined in the Employment Agreement) you will, nonetheless, be paid the 2017 Year-End Cash Bonus. In such an event, the 2017 Year-End Cash Bonus will be paid on the date on which annual bonuses are paid to the Company’s senior executives generally for 2017, but in no event later than March 15, 2018.

3.    2017 Year-End Equity Awards. As described in the Employment Agreement, you will be eligible to receive one or more equity awards as part of the year-end 2017 compensation process (the “2017 Year-End Equity Awards”). Notwithstanding anything to the contrary contained in the Employment Agreement, but subject to your continued employment with the Company through the grant date (currently anticipated to be on or about December 13, 2017), you and the Company agree that your 2017 Year-End Equity Awards will have an aggregate grant date fair value of $1,500,000. In addition, notwithstanding the foregoing, the immediately following clauses (i) - (iv) apply to the 2017 Year-End Equity Awards:

(i)    Form and Terms of 2017 Year-End Equity Awards. The terms of the 2017 Year-End Equity Awards are subject to approval by the Board or a committee thereof, but will be consistent with 2017 year-end equity awards granted to other executive officers of the Company. The Company currently anticipates that 50% of your 2017 Year-End Equity Awards (by grant date value) will be granted in the form of deferred stock units that vest in substantially equal annual installments on or about the first four anniversaries of the grant date, and the remaining 50% will be granted in the form of performance stock units that vest over a three-year performance period based on the achievement of applicable total shareholder return goals or other Company performance metric(s) goals (with vesting also subject to continued employment through the applicable vesting date).

(ii)    To Be Granted in Event of Termination Without Cause or Quit For Good Reason. For the avoidance of doubt, if your employment terminates prior to the grant date for the 2017 Year-End Equity Awards due to a termination by the Company without “Cause” or by you for “Good Reason” (each as defined in the Employment Agreement) you will, nonetheless, be granted the 2017 Year-End Equity Awards immediately prior to such termination, subject to terms and conditions mutually agreed between you and the Company and your timely execution and non-revocation of a Release. In any such event, it is expected that the 2017 Year-End Equity Awards will be granted to you immediately prior to such termination but no later than December 31, 2017.

(iii)    To Be Granted in Event of Death/Disability. For the avoidance of doubt, if your employment terminates prior to the designated grant date for the 2017 Year-End Equity Awards due to death or Disability (as defined in the Employment Agreement) you will, nonetheless, be granted the 2017 Year-End Equity Awards subject to terms and conditions mutually agreed between you (or your estate) and the Company. In any such event, it is expected that the 2017 Year-End Equity Awards will be granted immediately prior to such termination but no later than December 31, 2017.

(iv)    Once Granted, Subject to Applicable Terms and Conditions. Once granted, your 2017 Year-End Equity Awards will be subject to the terms and conditions of the applicable Company equity plan and related award agreements, as well as to the terms and conditions of the Employment Agreement.

4.    Sign-On Bonus. In connection with the commencement of your employment, you will receive a cash payment in the aggregate amount of $1,000,000 (the “Sign-On Bonus”), which will be paid in full within 15 days following the Hire Date. Notwithstanding the foregoing, the immediately following clauses (i) and (ii) apply to the Sign-On Bonus:

(i)    Forfeitable Only Upon Termination For Cause or Quit Without Good Reason Within One Year. You and the Company acknowledge and agree that the Sign-On Bonus will not be earned unless you are continuously employed by the Company through the first anniversary of your Hire Date as follows: if your employment is terminated by the Company for “Cause” or by you for any reason other than “Good Reason” (each as defined in the Employment Agreement), at any time prior to or on the first anniversary of the Hire Date, you will not be entitled to retain any portion of the Sign-On Bonus and you hereby agree to repay to the Company the Sign-On Bonus, in full (but net of income tax applicable to the Sign-On Bonus based on your most recent full calendar year combined federal, state and local effective income tax rate), on the date of termination.

(ii)    Retained in Event of Death/Disability. For the avoidance of doubt, if your employment terminates prior to the first anniversary of the Hire Date due to death or Disability (as defined in the Employment Agreement) you will be entitled to retain all of the Sign-On Bonus.

5.    Sign-On Equity Award. In addition to your 2017 Year-End Equity Awards, in connection with the commencement of your employment, the Company will grant you an equity award, with an aggregate grant date fair value equal to $1,000,000 (the “Sign-On Equity Award”). The Sign-On Equity Award will be granted in the form of deferred stock units and will be governed in all respects by the terms and conditions of the Employment Agreement, the applicable Company equity plan and the related award agreement (the “New Hire Equity Award Agreement”). Notwithstanding the foregoing, the immediately following clauses (i), (ii) and (iii) apply to the Sign-On Equity Award:

(i)    Forfeitable Only Upon Termination For Cause or Quit Without Good Reason Within One Year. The New Hire Equity Award Agreement will provide that the Sign-On Equity Award is fully vested at grant and subject to forfeiture only in the event that your employment is terminated by the Company for Cause or by you without Good Reason prior to or on the first anniversary of your Hire Date, in which case 100% of the Sign-On Equity Award will be forfeited automatically. To the extent you have, as a result of forfeiture, incurred income tax on all or any portion of any forfeited Sign-On Equity Award, any such forfeiture hereunder will be net of such income tax applicable to such forfeited Sign-On Equity Award based on your most recent full calendar year combined federal, state and local effective income tax rate.

(ii)    Retained in Event of Death/Disability. For the avoidance of doubt, if your employment terminates prior to the first anniversary of the Hire Date due to death or Disability (as defined in the Employment Agreement) you will be entitled to retain all of the Sign-On Equity Award.

(iii)    Once Awarded, Subject to Applicable Terms and Conditions. Once awarded, your Sign-On Equity Award will be subject to the terms and conditions of the applicable Company equity plan and related award agreements, as well as to the terms and conditions of the Employment Agreement.

6.    Good Reason. Notwithstanding anything to the contrary contained herein or in the Employment Agreement, the definition of “Good Reason” in your Employment Agreement will include the occurrence of any of the following events (subject to your compliance with any applicable notice and cure provisions set forth in 6(e) of the Employment Agreement): (i) a reduction in your Base Salary below $500,000 per year or your Target Bonus below 140% of Base Salary, in either case, prior to the three-year anniversary of your Hire Date and (ii) the Company’s failure to pay or grant to you any of the Relocation Allowance, the 2017 Year-End Cash Bonus, the 2017 Year-End Equity Awards, the Sign-On Bonus or the Sign-On Equity Award in accordance with the terms of this letter agreement and the Employment Agreement. Capitalized terms used but not defined in this section will have the meanings set forth in the Employment Agreement.

* * *

The Company may withhold from any amounts payable under this letter agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation. The provisions contained in Section 19 of the Employment Agreement are hereby incorporated by reference herein.

Attached to this letter agreement are Appendices A-D, which Appendices are hereby incorporated herein and made a part hereof. This letter agreement (including the Appendices incorporated herein) contain information that is additive to the subject matter contained in the Employment Agreement, and to such extent constitutes a modification of the Employment Agreement and is neither superseded by, nor does the subject matter hereof supersede, the Employment Agreement.

* * *

Dash, we all look forward to working with you. Please sign and date this letter agreement in the space provided below to acknowledge your acceptance of the terms of this letter agreement.

Sincerely,

Redwood Trust, Inc.

By: /s/ Christopher J. Abate
Christopher J. Abate
President

Attachments: Appendices A-D

I agree and accept employment with Redwood Trust, Inc. on the terms and conditions set forth on this agreement.

Date:	8/9/2017	/s/ Dashiell I. Robinson
Dashiell I. Robinson